                                      FILED UNDER RULE 424(b)(3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)


                                CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                       SUBORDINATED DEBENTURES DUE 2005
                 (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                  ------------------------------------------
                            9,338,015 COMMON SHARES
                          ($.01 PAR VALUE PER SHARE)
                           ------------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 16 and 29, 1998, August 4, 11, 18 and 24, 1998, September 1, 3, 15, 21 and 24, 1998, October 1,
13, 14 and 20, 1998 and November 9, 12, 16, 20 and 30, 1998. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 16 and 29, 1998, August 4, 11, 18 and 24, 1998, September 1, 3, 15, 21 and 24, 1998, October 1, 13, 14 and 20, 1998
and November 9, 12, 16, 20 and 30, 1998, is supplemented to add the following:

                                                                             NUMBER OF
                                                                            CONVERSION
NAME OF SELLING         AMOUNT OF DEBENTURES           PERCENT OF           SHARES THAT
SECURITYHOLDER(1)        BENEFICIALLY OWNED     OUTSTANDING DEBENTURES     MAY BE SOLD(2)
-----------------       --------------------    ----------------------     --------------
Alliance Growth              $7,960,000                  1.73%               161,588
Fund

Bear, Stearns                $  500,000                  .109%                10,150
& Co., Inc.

Equitable Life               $   75,000                  .016%                 1,522
Assurance
Separate Account
-Balanced

Equitable Life               $1,195,000                   .26%                24,258
Assurance
Separate Account
-Convertibles

The Frist                    $  150,000                  .033%                 3,045
Foundation

Hudson River                 $  700,000                  .152%                14,210
Trust
Balanced Account

Hudson River                 $1,150,000                   .25%                23,345
Trust Growth &
Income Account

Hudson River                 $  570,000                  .124%                11,571
Trust Growth
Investors

David Lipscomb               $   45,000                  .010%                   913
University General
Endowment Fund

Memphis Light,               $  655,000                  .142%                13,296
Gas & Water
Retirement Fund

Salomon Brothers             $2,600,000                  .565%                52,780
Asset
Management, Inc.

------------------------
(1) The information set forth herein is as of December 3, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is December 3, 1998.